UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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PriceSmart, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRICESMART, INC.

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS AND PROXY STATEMENT

TO THE STOCKHOLDERS OF PRICESMART, INC.:

Notice is hereby given that the Annual Meeting of the Stockholders of PriceSmart, Inc. (the “Company”), will be held at 10:00 a.m. on Tuesday, January 24, 2006 at the Company’s corporate headquarters, 9740 Scranton Road, San Diego, California, 92121 for the following purposes:

1.	To elect directors for the ensuing year, to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. The Board of Directors of the Company has nominated and recommends for election as directors the following seven persons:

Murray Galinson	Lawrence B. Krause	RobertE. Price
Katherine L. Hensley	Jack McGrory	EdgarA. Zurcher
Leon C. Janks

2.	To approve an amendment to the 2002 Equity Participation Plan of PriceSmart, Inc. increasing the number of shares of Common Stock reserved for issuance from 250,000 to 750,000 shares; and

3.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Board of Directors has fixed the close of business on November 28, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. A list of such stockholders shall be open to the examination of any stockholder at the Annual Meeting and for a period of ten days prior to the date of the Annual Meeting at the offices of PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.

Accompanying this Notice is a Proxy. WHETHER OR NOT YOU EXPECT TO BE AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, OR YOU MAY VOTE YOUR SHARES BY TELEPHONE OR OVER THE INTERNET, AS DESCRIBED IN THE ENCLOSED PROXY. If you plan to attend the Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Robert M. Gans

Secretary

San Diego, California

December 9, 2005

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

January 24, 2006

The Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), is soliciting the enclosed Proxy for use at the Annual Meeting of Stockholders of the Company to be held on January 24, 2006 (the “Annual Meeting”), and at any adjournments thereof. This Proxy Statement will be first sent to stockholders on or about December 9, 2005. You can submit your Proxy by mail or you may provide voting instructions for your shares by telephone or via the Internet. Instructions for voting by telephone, by using the Internet or by mail are described on the enclosed Proxy. Unless contrary instructions are indicated on the Proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for the election of the Board of Directors’ nominees for directors, or for a substitute or substitutes in the event a nominee or nominees are unable to serve or decline to do so, and for approval of the proposed amendment to the 2002 Equity Participation Plan of PriceSmart, Inc. As to any other business which may properly come before the Annual Meeting and be submitted to a vote of the stockholders, Proxies received by the Board of Directors will be voted in accordance with the best judgment of the holders thereof.

A Proxy may be revoked by written notice to the Secretary of the Company at any time prior to the Annual Meeting, by executing a later Proxy or by attending the Annual Meeting and voting in person.

The Company will bear the cost of solicitation of Proxies. In addition to the use of mails, Proxies may be solicited by personal interview, telephone, facsimile or e-mail, by officers, directors and other employees of the Company. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others to send or cause to be sent Proxy material to, and obtain Proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

The Company’s mailing address is 9740 Scranton Road, San Diego, California 92121.

Voting

Stockholders of record at the close of business on November 28, 2005 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

As of November 28, 2005, 26,203,421 shares of the Company’s common stock, $.0001 par value per share (“Common Stock”), were outstanding, representing the only voting securities of the Company. Each share of Common Stock is entitled to one vote.

Votes cast by Proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as Inspector of Election for the Annual Meeting. The Inspector of Election will treat shares represented by Proxies that reflect abstentions or include “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Because directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors, abstentions and “broker non-votes” do not constitute a vote “for” or “against” any nominee for the Board of Directors and thus will be disregarded in the calculation of “votes cast” for purposes of electing nominees to the Board of Directors. Approval of the amendment to the 2002 Equity Participation Plan of PriceSmart, Inc. (the “2002 Plan”) requires the affirmative vote of a majority of the total votes cast on such proposal; abstentions and “broker non-votes” are not counted as votes cast on the proposal. Any unmarked Proxies, including those submitted by brokers or nominees, will be voted in favor of the nominees for the Board of Directors and the amendment to the 2002 Plan, as indicated in the accompanying Proxy card.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Stock as of October 31, 2005 by (1) each of its directors, (2) each of its Named Executive Officers, (3) each person or group known by it to own beneficially more than 5% of the Common Stock and (4) all directors and executive officers as a group.

Name and Address (1)	Number of Shares of Common Stock Beneficially Owned (2)	Percentage of Shares of Common Stock Beneficially Owned
Robert E. Price (3)(4)	11,898,530	45.4%
Murray L. Galinson (3)(5)	8,846,770	33.8%
Katherine L. Hensley (6)	25,505	*
Leon C. Janks (7)	22,990	*
Lawrence B. Krause (8)	21,740	*
Jack McGrory (3)(9)	8,799,232	33.6%
Edgar A. Zurcher (10)	2,041,052	7.5%
Jose Luis Laparte (11)	26,667	*
John Heffner (12)	8,000	*
Robert M. Gans (13)	50,345	*
William J. Naylon (14)	52,842	*
The Price group (15) 7979 Ivanhoe Ave., Suite 520 La Jolla, CA 92037	13,999,664	53.4%
Grupo Gigante, S.A. de C.V. Ave. Ejercito Nacional 769-A Delegacion Miguel Hidalgo Col. Nueva Granada 11520 Mexico, D.F., Mexico	4,168,332	14.5%
PSC, S.A. (16) P.O. Box 0832-1384 World Trade Center Panama, Republic of Panama	2,017,852	7.4%
All executive officers and directors as a group (16 persons) (17)	16,008,058	58.0%

*	Less than 1%.

(1)	Except as indicated, the address of each person named in the table is c/o PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121.

(2)	Beneficial ownership of directors, executive officers and 5% or more stockholders includes both outstanding shares and shares issuable upon exercise or conversion of options, warrants or other securities that are currently exercisable or convertible or will become exercisable or convertible within 60 days after the date of this table. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and dispositive power with respect to all shares of stock beneficially owned by them.

(3)

Messrs. R. Price, Galinson, McGrory and Sol Price are co-managers of The Price Group, LLC. As such, for purposes of this table, they are each deemed to beneficially own 7,088,369 shares of Common Stock held by The Price Group. Each of Messrs. R. Price, Galinson, McGrory and S. Price has shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by The Price Group. In addition, Messrs. R. Price, Galinson, McGrory and S. Price are directors of San Diego

Revitalization Corp. As such, for purposes of this table, they are each deemed to beneficially own 1,700,453 shares of Common Stock held by San Diego Revitalization Corp. Each of Messrs. R. Price, Galinson, McGrory and S. Price has shared voting and dispositive powers with respect to, and disclaims beneficial ownership of, the shares held by San Diego Revitalization Corp. If the percentages of shares of Common Stock beneficially owned by Messrs. R. Price, Galinson, McGrory and S. Price were calculated without regard to the shares held by The Price Group or San Diego Revitalization Corp., they would own 11.87%, 0.22%, 0.02% and 8.02%, respectively, of the Common Stock.

(4)	Includes 2,240,168 shares of Common Stock held by the Robert & Allison Price Charitable Remainder Trust, of which Mr. R. Price is a trustee. Also includes 812,395 shares of Common Stock held by the Robert and Allison Price Trust, of which Mr. R. Price is a trustee. Also includes 56,945 shares of Common Stock held by a trust for the benefit of Mr. R. Price’s minor children, of which Mr. R. Price is a trustee.

(5)	Includes 5,200 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 40,248 shares of Common Stock held by a trust for the benefit of Mr. S. Price’s grandchildren, of which Mr. Galinson is a co-trustee. Mr. Galinson disclaims beneficial ownership of the shares held by the trust.

(6)	Includes 13,800 and 1,350 shares of Common Stock subject to options and subscription rights, respectively, that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 900 shares of Common Stock held in a trust of which Ms. Hensley is a beneficiary and for which she serves as trustee.

(7)	Includes 16,200 and 1,500 shares of Common Stock subject to options and subscription rights, respectively, that are currently exercisable or will become exercisable within 60 days after the date of this table.

(8)	Includes 7,200 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 4,540 shares of Common Stock held by the Krause Family Limited Partnership, of which Mr. Krause is a general partner, and 10,000 shares of Common Stock held by the Krause Family Trust, of which Mr. Krause is a trustee.

(9)	Includes 5,200 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 5,210 shares of Common Stock held by a trust for the benefit of Mr. S. Price’s grandchildren, of which Mr. McGrory is a co-trustee. Mr. McGrory disclaims beneficial ownership of the shares held by the trust.

(10)	Includes 5,200 and 1,138,219 shares of Common Stock subject to options and subscription rights, respectively, that are currently exercisable or will become exercisable within 60 days after the date of this table. Also includes 897,633 shares of Common Stock held by PSC, S.A., of which Mr. Zurcher is a director and 9.1% shareholder. Mr. Zurcher disclaims beneficial ownership of the shares held by PSC, S.A.

(11)	Includes 26,667 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(12)	Includes 8,000 shares of Common Stock subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table.

(13)	Includes 27,220 and 11,874 shares of Common Stock subject to options and subscription rights, respectively, that are currently exercisable or will become exercisable within 60 days after the date of this table.

(14)	Includes 35,020 and 9,093 shares subject to options and subscription rights, respectively, that are currently exercisable or will become exercisable within 60 days after the date of this table.

(15)	The Price group is comprised of The Price Group, the San Diego Revitalization Corp., Robert E. Price and Sol Price. Please see notes (3) and (4). Includes 2,101,134 shares of Common Stock held by the Sol and Helen Price Trust, of which Mr. S. Price is a trustee.

(16)	Includes 1,138,219 shares subject to subscription rights that are currently exercisable.

(17)	See notes 3-14. Also includes (a) 31,214 shares of Common Stock beneficially owned by Brud Drachman, all of which are subject to options that are currently exercisable or will become exercisable within 60 days after the date of this table, (b) 37,559 shares of Common Stock beneficially owned by John D. Hildebrandt, 28,214 and 5,607 of which are subject to options and subscription rights, respectively, that are currently exercisable or will become exercisable within 60 days after the date of this table, (c) 69,380 shares of Common Stock beneficially owned by Thomas Martin, 27,220 and 25,296 of which are subject to options and subscription rights, respectively, that are currently exercisable or will become exercisable within 60 days after the date of this table, and (d) 31,464 shares of Common Stock beneficially owned by Edward Oats, 31,214 and 150 of which are subject to options and subscription rights, respectively, that are currently exercisable or will become exercisable within 60 days after the date of this table.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors of the Company has nominated and recommends for election as directors the seven persons named herein to serve until the next Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. All of the nominees are presently directors of the Company, and following the Annual Meeting there will be no vacancies on the Board. Directors are elected by a plurality of the votes of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote on the election of directors. The enclosed Proxy will be voted in favor of the persons nominated unless otherwise indicated. If any of the nominees should be unable to serve or should decline to do so, the discretionary authority provided in the Proxy will be exercised by the present Board of Directors to vote for a substitute or substitutes. The Board of Directors does not believe at this time that any substitute nominee or nominees will be required. In the event that a nominee for director is proposed at the Annual Meeting, the enclosed proxy may be voted in favor of or against such nominee or any other nominee proposed by the Board of Directors.

Agreements Regarding Nomination of Directors

In June 2000, the Company acquired the 40% interest in its PSMT Caribe, Inc. subsidiary previously held by PSC, S.A. for 679,500 shares of Common Stock. The Company already owned the remaining 60% of PSMT Caribe. In connection with the Company’s acquisition of the 40% minority interest in PSMT Caribe, the Company agreed to give PSC, S.A. opportunities to have representation on the boards of directors of PSMT Caribe and the Company. PSC, S.A. selected Edgar A. Zurcher as its designee to serve on the Company’s Board of Directors.

In January 2002, the Company entered into a joint venture with Group Gigante, S.A. de C.V. (“Gigante”) in Mexico, and Gigante purchased 15,000 shares of the Company’s Series A Preferred Stock. In connection with the sale of the Series A Preferred Stock, the Company agreed to allow Gigante to nominate one director to the Company’s Board of Directors so long as Gigante owns all of its shares of Series A Preferred Stock or all of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock. Gigante selected Angel Losada M. as its designee to serve on the Company’s Board of Directors. On November 23, 2004, Gigante accepted the Company’s offer to exchange shares of Common Stock valued for such purpose at $10 per share for all outstanding shares of Series A Preferred Stock and accrued and unpaid dividends thereon. As of the date hereof, Gigante continues to own all of the shares of Common Stock it received in exchange for its Series A Preferred Stock; however, Gigante has advised the Company that it currently does not wish to have a nominee of Gigante as a member of the Company’s Board.

Controlled Company

Under the Nasdaq Stock Market’s listing standards, a “controlled company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. The Board of Directors has determined that the Company is a “controlled company” within the meaning of the Nasdaq Stock Market’s listing standards. The basis for the Board of Directors’ determination that the Company is a “controlled company” is the beneficial ownership of approximately 53.4% of the Company’s Common Stock, as of October 31, 2005, by a group comprised of Sol Price, Robert Price and their affiliates. As a “controlled company,” the Company is exempt from certain Nasdaq listing standards. Specifically, the Company is not required to have: 1) a board of directors comprised of a majority of independent directors; 2) a compensation committee comprised of independent directors; or 3) director nominees selected, or recommended for selection by the board of directors, by a majority of the independent directors or a nominating committee comprised of independent directors. The Company, however, is not exempt from the requirements to have an audit committee comprised of at least three independent directors and to hold regularly scheduled meetings in which only the independent directors are present.

Nominations Process

Because the Company qualifies as a “controlled company,” it currently does not have a board of directors consisting of a majority of independent directors, and the slate of nominees nominated and recommended by the Board of Directors is not comprised of a majority of independent directors. Further, due to its status as a “controlled company,” and in part as a result of the historically low turnover of its members, the Board of Directors has not established a nominating committee comprised solely of independent directors nor has it adopted a nominating committee charter. However, the Board of Directors has adopted a resolution approving certain procedures comprising a “Nominations Process,” a copy of which is available on the Company’s website at www.pricesmart.com. Among other things, the Nominations Process sets forth a procedure calling for director nominees to be recommended to the Board of Directors, for the Board’s selection, by a majority of the independent directors. In light of the Company’s status as a “controlled company” and the fact that all of the nominees for director named herein are incumbent directors, the Board approved the nomination of such nominees without a prior recommendation from a majority of the independent directors.

Under the Company’s Corporate Governance Guidelines, the independent directors, in recommending to the Board of Directors candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, are required take into account many factors, including a candidate’s ability to make independent analytical inquiries, general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment, experience in the Company’s industry and with relevant social policy concerns, understanding of the Company’s business on a technical level, other board service and educational and professional background. Each candidate nominee must also possess fundamental qualities of intelligence, honesty, good judgment, high ethics and standards of integrity, fairness and responsibility. The independent directors and the Board of Directors evaluate each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend to the Board a director for re-election, the independent directors also are required to consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board. Notwithstanding the foregoing, there are no specific, minimum qualifications that a nominee must meet.

Under the Company’s Nominations Process, the independent directors are required to give consideration to candidates recommended by any stockholder of the Company who has held the Company’s Common Stock for at least one year and who holds a minimum of 1% of the Company’s outstanding shares of Common Stock. The recommending stockholder must submit the following:

•	a detailed resume of the recommended candidate;

•	an explanation of the reasons why the stockholder believes the recommended candidate is qualified for service on the Company’s Board;

•	such other information that would be required by the rules of the SEC to be included in a proxy statement;

•	the written consent of the recommended candidate;

•	a description of any arrangements or undertakings between the stockholder and the recommended candidate regarding the nomination; and

•	proof of the recommending stockholder’s stock holdings in the Company.

Recommendations from stockholders which are received after the deadline set forth in the Company’s most recent proxy statement for a stockholder proposal to be considered for inclusion in the Corporation’s proxy statement for the next annual meeting likely will not be considered timely for consideration for the following year’s annual meeting. Recommendations received by stockholders will be processed and subject to the same criteria as other candidates recommended to the Board.

Information Regarding Nominees

The table below indicates the name, position with the Company and age of each nominee for director as of October 31, 2005.

Name	Position	Age
Robert E. Price	Chairman of the Board; Interim Chief Executive Officer	63
Murray L. Galinson	Director	68
Katherine L. Hensley	Director	68
Leon C. Janks	Director	56
Lawrence B. Krause	Director	75
Jack McGrory	Director	56
Edgar A. Zurcher	Director	54

Information Regarding Directors

Robert E. Price has been Chairman of the Board of the Company since July 1994, Interim Chief Executive Officer of the Company since April 2003 and also served as Interim President of the Company from April 2003 until October 2004. Mr. Price also served as President and Chief Executive Officer of the Company from July 1994 until January 1998. Additionally, Mr. Price served as Chairman of the Board of Price Enterprises, Inc. (“PEI”) from July 1994 until November 1999 and was President and Chief Executive Officer of PEI from July 1994 until September 1997. Mr. Price was Chairman of the Board of Price/Costco, Inc. (“Costco”) from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer and a director of The Price Company (“TPC”). Mr. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and as its President from 1976 until December 1990. Mr. Price has also been a Manager of The Price Group since August 2000.

Murray L. Galinson has been a director of the Company since November 2000. Mr. Galinson served as a director of PEI from August 1994 until November 1999 and from January 2001 until September 2001, and served as a director of Price Legacy from September 2001 to December 2004. Additionally, Mr. Galinson has been Chairman of the Board of San Diego National Bank since May 1996 and has served as a director of San Diego National Bank since its inception in 1981. Mr. Galinson also served as President and Chief Executive Officer of San Diego National Bank from September 1984 to September 1997 and was Chairman of the Board and Chief Executive Officer of SDNB Financial Corporation from 1985 to 1997. Additionally, Mr. Galinson has been a member of the Board of Trustees of the California State University system since April 2001, and has served as its Chairman since May 2004. Mr. Galinson has also been a Manager of The Price Group since August 2000.

Katherine L. Hensley has been a director of the Company since July 1997 and served as a director of PEI from December 1994 until July 1997. She is a retired partner of the law firm of O’Melveny & Myers in Los Angeles, California. Ms. Hensley joined O’Melveny & Myers in 1978 and was a partner from 1986 to February 1992. From 1994 to 2000, Ms. Hensley served as a trustee of Security First Trust, an open-end investment management company registered under the Investment Company Act of 1940.

Leon C. Janks has been a director of the Company since July 1997 and served as a director of PEI from March 1995 until July 1997. He has been a partner in the accounting firm of Green, Hasson & Janks LLP in Los Angeles, California since 1980 and serves as its Managing Partner. Mr. Janks has extensive experience in domestic and international business, serving a wide variety of clients in diverse businesses, and is a certified public accountant.

Lawrence B. Krause has been a director of the Company since July 1997. Mr. Krause has been a Professor and the Director of the Korea-Pacific Program at the Graduate School of International Relations and Pacific Studies at the University of California, San Diego since 1986. He became a Professor Emeritus in 1997.

Mr. Krause also serves on advisory boards for a number of institutions including the Korea Economic Institute, the Committee on Asian Economic Studies and the U.S. National Committee for Pacific Economic Cooperation.

Jack McGrory has been a director of the Company since November 2000. Mr. McGrory served as Chairman of the Board of Price Legacy from September 2001 until December 2004, served as President and Chief Executive Officer of Price Legacy from October 2003 until December 2004, and was President and Chief Executive Officer of PEI from September 1997 until November 1999. Mr. McGrory also serves as a director of the San Diego Padres, L.P. and was its Executive Vice President and Chief Operating Officer from September 1999 until August 2000. From March 1991 through August 1997, Mr. McGrory served as City Manager of San Diego. Mr. McGrory has also been a Manager of The Price Group since August 2000.

Edgar A. Zurcher has been a director of the Company since November 2000. Mr. Zurcher has been a partner in the law firm Zurcher, Montoya & Zurcher in Costa Rica since 1980. Additionally, Mr. Zurcher has been a director and 9.1% shareholder of PSC, S.A. (which previously owned 49% of PSMT Caribe, Inc.) since its inception in September 1998. PSC, S.A. beneficially owns approximately 7.4% of the outstanding Common Stock of the Company. Mr. Zurcher has also been a director of Banco Promerica and chairman of the Board of Banco Promerica (Costa Rica) since 2000.

Information Regarding the Board

Board Meetings

The Company’s Board of Directors held ten meetings during fiscal 2005. No nominee for director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors on which he or she served.

Committees of the Board

The Audit Committee, which consists of Messrs. Janks and Krause and Ms. Hensley, held ten meetings during fiscal 2005. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements. The Committee reviews the annual audits conducted by the Company’s independent public accountants, reviews and evaluates internal accounting controls, is responsible for the selection of the Company’s independent public accountants, and conducts such reviews and examinations as it deems necessary with respect to the practices and policies of, and the relationship between the Company and its independent public accountants. All committee members satisfy the definition of “independent director” as established in the Nasdaq Stock Market’s listing standards and the rules promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and the Board of Directors has determined that Mr. Janks qualifies as an “audit committee financial expert” within the meaning of the applicable SEC rules and regulations.

Compensation Committee. The Compensation Committee, which consists of Ms. Hensley and Messrs. Janks and Krause, held five meetings during fiscal 2005. Each of the members of the Compensation Committee is an “independent director” within the meaning of the Nasdaq Stock Market’s listing standards. The Compensation Committee reviews and approves the compensation program for the Company’s executive officers. The Committee is authorized to evaluate and determine the compensation of the Corporation’s Chief Executive Officer, and reviews and approves all such compensation for all other executive officers. The Committee also administers, interprets and makes grants under the Company’s stock option plans.

Nominating Committee. The Nominating Committee, which consists of Ms. Hensley and Mr. Price, did not hold any meetings during fiscal 2005. The Nominating Committee may evaluate and recommend candidates to fill vacancies on the Board of Directors or any committee thereof, which vacancies may be created by the departure of any directors, or the expansion of the number of members of the Board. The Nominating Committee may also consider the slate of nominees to be presented for reelection at annual meetings of stockholders. As noted above, the Company is not required to nominate directors through a nominating committee comprised solely of independent directors or by action of a majority of the independent directors on the board because it is a “controlled company.” Ms. Hensley satisfies the definition of “independent director” within the meaning of the Nasdaq Stock Market’s listing standards, but Mr. Price does not.

Executive Committee. The Executive Committee, which consists of Messrs. Price and Janks, did not hold any meetings during fiscal 2005. The Executive Committee has all powers and rights necessary to exercise the full authority of the Board of Directors in the management of the business and affairs of the Company, except as provided in the Delaware General Corporation Law or the Bylaws of the Company.

Finance Committee. The Finance Committee, which consists of Messrs. Janks, Krause and Price and Ms. Hensley, held four meetings during fiscal 2005. The Finance Committee reviews and makes recommendations with respect to (1) annual budgets, (2) investments, (3) financing arrangements and (4) the creation, incurrence, assumption or guaranty by the Company of any indebtedness, obligation or liability, except, in each case, for any such transactions entered into in the ordinary course of business of the Company.

Real Estate Committee. The Real Estate Committee, which consists of Messrs. McGrory and Price, was established in November 2001 and held two meetings during fiscal 2005. The Real Estate Committee reviews and approves the material terms (including the proposed site plan) upon which the Company leases and purchases the real estate on which the Company constructs and operates its warehouse club facilities.

Governance Committee. The Governance Committee, which consists of Mr. Krause and Ms. Hensley, was established in November 2003 and held two meetings during fiscal 2005. The Governance Committee assists the Board of Directors in establishing corporate governance guidelines and other policies and procedures pertaining to corporate governance matters, and assists the Board of Directors in evaluating potential nominees for director of the Company.

Compensation of the Directors

Each non-employee director receives $20,000 per year for serving on the Board of Directors. In addition, non-employee directors who serve on committees of the Board of Directors (in a capacity other than chairman of a committee) receive $500 for each meeting attended. The chairmen of the committees of the Board of Directors each receive $5,000 per year in addition to their other compensation as directors, except that effective November 2002 the chairman of the Audit Committee receives $35,000 per year and effective November 2005 the chairman of the Real Estate Committee receives $35,000 per year in addition to their other compensation as directors. Each director is eligible to receive stock grants and stock options pursuant to the Company’s 1997 Stock Option Plan, 1998 Equity Participation Plan, 2001 Equity Participation Plan and 2002 Equity Participation Plan. Under the 1997 Stock Option Plan, the 2001 Equity Participation Plan or the 2002 Equity Participation Plan, as then in effect, non-employee directors are entitled to receive initial grants of non-qualified stock options to purchase 3,000 shares of Common Stock upon becoming directors and additional grants of options to purchase 1,000 shares of Common Stock on the date of each annual meeting of stockholders at which the director is re-elected to the Board. Non-employee directors joining the Board after July 1998 also are eligible to receive grants of non-qualified options under the 1998 Equity Participation Plan upon purchases of shares of Common Stock. For each such director who has purchased at least an aggregate of 500 shares of Common Stock on or after September 1, 1997, on the date such person purchases additional shares of Common Stock (other than upon the exercise of stock options), such person automatically will be granted a non-qualified stock option to purchase a number of shares of Common Stock equal to the difference between (1) three times the number of such shares of Common Stock actually purchased and (2) the number of shares of Common Stock subject to options previously granted to such director under the 1998 Equity Participation Plan. No director, however, may receive options under the 1998 Equity Participation Plan that are exercisable for more than 8,146 shares of Common Stock. The

1998 Equity Participation Plan further provides that each person who is initially elected to the Board after the adoption by the Board of the plan and who is an independent director at the time of such initial election automatically shall be granted on the date of such initial election the right to purchase 2,716 shares of Common Stock at a purchase price equal to the fair market value on the date the shares are purchased.

Directors also receive reimbursement for travel expenses incurred in connection with their duties as directors.

Policy Governing Stockholder Communications with the Board of Directors

The Board of Directors welcomes communications from stockholders of the Company. Any stockholder who wishes to communicate with the Board or one or more members of the Board should do so in writing in care of the General Counsel of the Company, at the principal office of the Company, 9740 Scranton Road, San Diego, California 92121. The General Counsel is directed to forward each communication to the director or directors of the Company for whom it is intended.

Policy Governing Director Attendance at Annual Meetings of Stockholders

The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. Seven members of the Board of Directors attended the Annual Meeting of Stockholders held on February 25, 2005.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the slate of nominees set forth above. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE 2002 EQUITY PARTICIPATION PLAN

General

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon a proposal to amend the 2002 Equity Participation Plan of PriceSmart, Inc. to increase the number of shares of Common Stock reserved for issuance under the 2002 Plan from 250,000 to 750,000 (the “Amendment”). The 2002 Plan was approved by the Board of Directors and the stockholders of the Company in 2002 and 2003, respectively. The Board has approved the Amendment, subject to stockholder approval at the Annual Meeting. Approval of the 2002 Plan requires the affirmative vote of a majority of the shares of Common Stock represented and voting at the Annual Meeting.

The Board believes that the proposed increase in the number of shares of common stock reserved for issuance under the 2002 Plan will allow the Company to further the principal purposes of the 2002 Plan.

The 2002 Plan authorizes the grant to our employees of options that qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2002 Plan also authorizes the grant of options, restricted stock and other awards to our officers, employees, directors and consultants. The 2002 Plan also provides that certain nonstatutory stock options will be automatically granted to non-employee directors, as described below. As of October 30, 2005, under the 2002 Plan there were options outstanding to purchase 220,667 shares of common stock at prices ranging from $6.19 to $20.00, and 29,333 shares available for future option grants; and 767 shares issued upon exercise of options granted under the 2002 Plan are now outstanding shares of common stock. As of the Record Date, there were approximately 3,000 employees and directors eligible to receive grants under the 2002 Plan. The closing price of the Company’s common stock on the Record Date was $8.10.

General Nature and Purposes of the 2002 Plan

The principal purposes of the 2002 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through granting of options, restricted stock and other awards (“Awards”), thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. In addition to Awards made to officers, employees or consultants, the 2002 Plan provides for the granting of options (“Director Options”) to the Company’s non-employee directors pursuant to a formula, as described in further detail below.

A brief description of the principal features of the 2002 Plan follows, but the description is qualified in its entirety by reference to the 2002 Plan itself, a copy of which is included as Exhibit A to the Proxy Statement for the Company’s 2003 Annual Meeting of Stockholders.

Administration of the Plan

The 2002 Plan will be administered by the Compensation Committee of the Company’s Board of Directors (or another committee or a subcommittee of the Board assuming the functions of the Compensation Committee under the 2002 Plan) (the “Committee”) with respect to options and other awards granted to employees or consultants and by the full Board of Directors with respect to Director Options. The Committee will consist of at least two members of the Board of Directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act,” and such rule, “Rule 16b-3”), and an “outside director” for purposes of Section 162(m) of the Code. Subject to the terms and conditions of the 2002 Plan, the Committee has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2002

Plan. Similarly, the Board of Directors of the Company has discretion to determine the terms and conditions of Director Options and to interpret and administer the 2002 Plan with respect to such options. The Committee (or the Board of Directors with respect to Director Options) is also authorized to adopt, amend, interpret and revoke rules relating to the administration of the 2002 Plan.

Securities Subject to the 2002 Plan

The aggregate number of shares of Common Stock (or the equivalent in other equity securities) which may be issued upon exercise of options, stock appreciation rights (“SARs”), and other Awards, or upon vesting of restricted or deferred stock awards granted under the 2002 Plan, as amended, will not exceed 750,000. Furthermore, the maximum number of shares which may be subject to options or SARs granted under the 2002 Plan to any individual in any calendar year cannot exceed 150,000.

The shares available under the 2002 Plan upon exercise of stock options, SARs and other Awards, and for issuance as restricted or deferred stock awards, may be either previously unissued shares or treasury shares, and may be equity securities of the Company other than Common Stock. The Committee (or the Company’s Board of Directors with respect to Director Options) has the discretion to make appropriate adjustments in the number and kind of securities subject to the 2002 Plan and to outstanding Awards thereunder to reflect dividends or other distributions; a recapitalization, reclassification, stock split, reverse stock split, or reorganization, merger or consolidation of the Company; the split-up, spin-off, combination, repurchase, liquidation or dissolution of the Company; or disposition of all or substantially all of the assets of the Company or exchange of Common Stock or other securities of the Company; or other similar corporate transaction or event (an “extraordinary corporate event”).

If any portion of a stock option, SAR or other Award terminates or lapses unexercised, or is cancelled upon grant of a new option, SAR or other Award (which may be at a higher or lower exercise price than the option, SAR or other Award so cancelled), the shares which were subject to the unexercised portion of such option, SAR or other Award, will continue to be available for issuance under the 2002 Plan.

Term of 2002 Plan and Amendments

The 2002 Plan will expire on November 19, 2012, unless earlier terminated. Amendments of the 2002 Plan to increase the number of shares as to which Awards may be made (except for adjustments resulting from stock splits and the like, and mergers, consolidations and other corporate transactions) require the approval of the Company’s stockholders. In all other respects the 2002 Plan can be amended, modified, suspended or terminated by the Committee or the Board of Directors, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. Amendments of the 2002 Plan will not, without the consent of the participant, affect such person’s rights under an Award previously awarded, unless the Award agreement governing such Award itself otherwise expressly so provides.

Eligibility

Options, SARs, restricted stock and other Awards under the 2002 Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries. Such Awards also may be granted to consultants of the Company selected by the Committee for participation in the 2002 Plan. Approximately 3,000 employees are eligible to participate in the 2002 Plan. More than one option, SAR or other Award may be granted to an employee or consultant. Non-employee directors of the Company and its subsidiaries may be granted non-qualified stock options in accordance with the 2002 Plan.

Payment for Shares

The exercise or purchase price for all options, SARs, restricted stock and other Awards that provide a right to acquire Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Committee (or the Board of Directors with respect to Director Options), be paid in whole or in part in shares of Common Stock valued at their fair market value on the date of exercise (which may include an assignment of the right to receive the cash proceeds from the sale of Common Stock subject to an option or other right pursuant to a “cashless exercise” procedure) or by delivery of other property, or by a promissory note bearing a market rate of interest payable to the Company where permitted by applicable law, or by a combination of the foregoing.

Awards under the 2002 Plan

The 2002 Plan provides that the Committee may grant or issue stock options (“Options”), stock purchase rights, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof.

Non-Qualified Stock Options (“NQSOs”). NQSOs will provide for the right to purchase Common Stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Committee, or the Board of Directors with respect to Director Options) in one or more installments after the grant date, subject to the participant’s continued provision of services to the Company and/or subject to the satisfaction of individual or Company performance targets established by the Committee (or the Board of Directors with respect to Director Options). NQSOs may be granted for any term specified by the Committee (or the Board of Directors with respect to Director Options).

Incentive Stock Options (“ISOs”). ISOs will be designed to comply with applicable provisions of the Code and will be subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the Optionee’s termination of employment, and must be exercised within the ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of stock of the Company, the 2002 Plan provides that the exercise price for such ISO must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant. To the extent the aggregate fair market value of stock with respect to which ISOs (determined without regard to the vesting limitations contained in Section 422(d) of the Code) are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options will be taxed as NQSOs. For this purpose, the fair market value of stock will be determined as of the time the option is granted.

Director Options. Director Options are NQSOs to purchase shares of Common Stock granted to directors of the Company who are not employees of the Company (each, an “Independent Director”). Director Options will provide for the right to purchase Common Stock at a specified price which may be less than fair market value on the date of grant (but not less than par value). Director Options will become exercisable in cumulative annual installments of 20% on each of the first, second, third, fourth and fifth anniversaries of the date of Option grant, without variation or acceleration; provided, however, the exercisability of Director Options shall be automatically accelerated upon the occurrence of certain specified extraordinary corporate transactions or events. No portion of a Director Option shall be exercisable after the sixth anniversary of the date of grant and no portion of a Director Option shall be exercisable upon the expiration of twelve months following termination of such director’s services as a director of the Company by reason of permanent and total disability or death, or upon the expiration of three months following termination of such director’s services as a director of the Company by reason other than of permanent and total disability or death, unless the Optionee dies within such three month period.

Subject to approval of the 2002 Plan by the Company’s stockholders, during the term of the 2002 Plan, each person who is an Independent Director as of the date of the adoption by the Board of the 2002 Plan shall be granted a Director Option to purchase 1,000 shares of Common Stock on the date of each annual meeting of stockholders after the date of the adoption by the Board of the 2002 Plan at which the Independent Director is reelected to the Board. During the term of the 2002 Plan, each person who is initially elected to the Board after the date of the adoption by the Board of the 2002 Plan and who is an Independent Director as of the date of such initial election automatically shall be granted (i) a Director Option to purchase 3,000 shares of Common Stock on the date of such initial election and (ii) a Director Option to purchase 1,000 shares of Common Stock on the date of each annual meeting of stockholders after such initial election at which the Independent Director is reelected to the Board. Members of the Board who are employees of the Company who subsequently retire from the Company and remain on the Board will not receive an initial Director Option grant pursuant to clause (i) of the preceding sentence, but to the extent that they are otherwise eligible, will receive, after retirement from employment with the Company, Director Options as described in clause (ii) of the preceding sentence. In addition, the provisions of the 1998 Plan and 2001 Plan, which entitle non-employee directors to receive initial grants of non-qualified stock options to purchase 3,000 shares of Common Stock upon becoming directors of the Company and additional grants of options to purchase 1,000 shares of Common Stock on the date of each annual meeting of stockholders at which the director is re-elected to the Board, were terminated upon approval of the 2002 Plan by the Company’s stockholders.

In addition to the automatically granted Director Options described in the preceding paragraph, the Board may from time to time, subject to applicable limitations of the 2002 Plan, grant additional Director Options which shall be NQSOs with such terms and conditions as may determined by the Board in its absolute discretion.

Restricted Stock. The Committee is authorized to determine (i) which key employees and consultants of the Company or any subsidiary should be issued restricted stock, (ii) the number of shares of restricted stock to be issued to such key employees and consultants and (iii) the terms and conditions applicable to such restricted stock, consistent with the 2002 Plan. Restricted stock issued under the 2002 Plan is subject to such restrictions as the Committee may provide in the terms of each individual restricted stock agreement, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that the Committee may remove any or all of such restrictions after issuance of the restricted stock. Restricted stock typically may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met and in the event of the grantee’s termination of employment or consultancy, although the Committee may make exceptions, based on the reason for termination or on other factors. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire, and with respect to persons subject to Section 16 of the Exchange Act, in no event until at least six months and one day have elapsed from the date on which the restricted stock was issued.

Deferred Stock. Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

SARs. The Committee may grant SARs having terms and conditions consistent with the 2002 Plan to employees or consultants in connection with Options or other awards, or separately. SARs granted by the Committee in connection with Options entitle the optionee to surrender unexercised to the Company a portion of the Option to which the SAR relates in exchange for an amount determined by multiplying (i) the difference obtained by subtracting the Option purchase price from the fair market value of a share of Common Stock on the date of exercise of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR has been exercised. SARs granted by the Committee independent of Options granted under the 2002 Plan entitle to grantee to exercise all or a specified portion of the SAR (at the exercise price per share of Common Stock subject to such SAR set by the Committee) in exchange for an amount determined by multiplying (i) the difference obtained by subtracting the SAR purchase price from the fair market value of a share of Common Stock on the date of exercise of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR has been exercised. The amounts determined above may be paid by the grantee of an SAR in cash, in Common Stock (based on its fair market value as of the date the SAR is exercised) or a combination of both, as determined by the Committee.

Except as required by Section 162(m) of the Code with respect to an SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2002 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Committee in the SAR agreements. The Committee may elect to pay SARs in cash or in Common Stock or in a combination of both. Generally, an SAR which is unrelated to an Option granted under the 2002 Plan will not be exercisable during the first six months after such SAR is granted if the grantee is then subject to Section 16 of the Exchange Act.

Dividend Equivalents. The Committee may grant dividend equivalents to any key employee or consultant selected by the Committee based on the dividends declared on Common Stock during the period between the date an Option, SAR, deferred stock or performance award is granted, and the date such Option, SAR, deferred stock or performance award is exercised, vests or expires, as determined by the Committee. With respect to dividend equivalents granted with respect to Options intended to be qualified performance-based compensation for purposes of Section 162(m) of the Code, such dividend equivalents will be payable regardless of whether such Option is exercised.

Performance Awards. The Committee may grant performance awards to any key employee or consultant selected by the Committee. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in Common Stock or in a combination of both. Performance awards may include “phantom” stock awards that provide for payments based upon increases in the price of the Company’s Common Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of both, as determined by the Committee.

Stock Payments. The Committee may grant stock payments to any key employee or consultant of the Company in the form of shares of Common Stock or an Option or other right to purchase Common Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the key employee or consultant.

Stock Purchase Rights. The Committee may grant to any employee, Independent Director or consultant the right to purchase shares of Common Stock under the 2002 Plan (“Stock Purchase Rights”) from time to time, in such amounts and subject to such terms and conditions as the Committee may determine, and, at the discretion of the Committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The Committee shall determine the purchase price for Common Stock purchased pursuant to Stock Purchase Rights granted under the 2002 Plan; provided, that the purchase price for shares of Common Stock purchased pursuant to any Stock Purchase Right granted under the 2002 Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

An employee, Independent Director or consultant whom the Committee has granted a Stock Purchase Right may only purchase such Common Stock while he or she is an employee, Independent Director or consultant. In addition, an employee, Independent Director or consultant may only purchase Common Stock pursuant to a Stock Purchase Right upon delivery of all of the following to the Secretary of the Company or his office (i) written notice complying with the applicable rules established by the Committee stating the number of shares of Common Stock to be purchased; (ii) such representations and documents as the Committee, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations; and (iii) full cash payment to the Secretary of the Company for the shares being purchased. However, the Committee may in its discretion allow payment, in whole or in part, through the delivery of a full recourse, limited recourse or non-recourse (as determined by the Committee) promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee or the Board. The Committee may prescribe the form of such promissory note and the security to be given for such note. However, Common Stock may not be purchased pursuant to a Stock Purchase Right by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law or by any agreement to which the Company is a party.

Agreements; Consideration to the Company. Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award. The dates on which options or other Awards under the 2002 Plan first become exercisable and on which they expire will be set forth in individual Award agreements setting forth the terms of the Awards. Such agreements generally will provide that options and other Awards expire upon termination of the participant’s status as an employee, consultant or director, although the Committee may provide that options or other Awards granted to employees or consultants continue to be exercisable following a termination without cause, or following a “change in control” of the Company (as defined in the 2002 Plan), or because of the grantee’s retirement, death, disability or otherwise.

In consideration of the granting of an option, SAR or other Award under the 2002 Plan, the employee, consultant or non-employee director to whom such option, SAR or other Award is granted will agree, in such agreement, to remain in the employ of (or to consult for or to serve as a non-employee director of, as applicable) the Company or any subsidiary for a period of at least six months (or such shorter period as may be fixed in the agreement or by action of the Committee, or the Board of Directors with respect to Director Options, following the grant of the option, SAR or other Award) after the option, SAR or other Award is granted. Nothing in the 2002 Plan or in any such agreement will confer upon any optionee any right to continue in the employ of, or as a consultant for, or as a director of the Company or any subsidiary, or will interfere with or restrict in any way the rights of the Company or any subsidiary to discharge any optionee at any time for any reason whatsoever, with or without cause.

General Terms of Awards under the 2002 Plan

Non-Assignability. No option, SAR or other Award granted under the 2002 Plan may be assigned or transferred by the grantee, except by will, the laws of descent and distributions or pursuant to a qualified domestic relations order, although the shares underlying such Awards may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder.

Adjustments upon Change in Capitalization. The Committee (or the Board of Directors with respect to Director Options) has the discretion to make appropriate adjustments in the number and kind of securities subject to the 2002 Plan and to outstanding awards thereunder to reflect dividends or other distributions; a recapitalization, reclassification, stock split, reverse stock split, or reorganization, merger or consolidation of the Company; the split-up, spin-off, combination, repurchase, liquidation or dissolution of the Company; or disposition of all or substantially all of the assets of the Company or exchange of Common Stock or other securities of the Company; or other similar corporate transaction or event.

Extraordinary Corporate Events. The Committee (or the Board of Directors with respect to Director Options) has discretion under the 2002 Plan to provide that options and other rights to acquire Common Stock will expire at specified times following, or become exercisable in full upon, the occurrence of certain specified “extraordinary corporate events”; but in such event the Committee (or the Board of Directors with respect to Director Options) may also give optionees and other grantees the right to exercise their outstanding options or rights in full during some period prior to such event, even though the options or other Awards have not yet become fully exercisable, and the Committee (or the Board of Directors with respect to Director Options) may also provide that all restrictions imposed on some or all shares of restricted stock and/or deferred stock shall lapse, and some or all shares of restricted stock may cease to be subject to the Company’s right to repurchase after such event.

Effect of Corporate Transaction/Change in Control. Notwithstanding anything in the 2002 Plan or the provisions of any Award to the contrary, in the event of a Change in Control or a Corporate Transaction (each as defined in the 2002 Plan), each outstanding Award shall, immediately prior to the effective date of the Change in Control or Corporate Transaction, automatically become fully vested, exercisable or payable, as applicable, for all of the shares of Common Stock at the time subject to such Award and, as applicable, may be exercised for any or all of the shares of Common Stock subject to the Award.

For purposes of the 2002 Plan, “Corporate Transaction” means any of the following stockholder-approved transactions to which the Company is a party: (a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated, form a holding company or effect a similar reorganization pursuant to which the 2002 Plan and all Awards are assumed by the successor entity; (b) the sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, in complete liquidation or dissolution of the Company; or (c) any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred or issued to a person or persons different from those who held such securities immediately prior to such merger.

For purposes of the 2002 Plan, “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions: (a) any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which the Board of Directors of the Company does not recommend such stockholders to accept; or (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

Transfer Restrictions. The Committee (or the Board of Directors with respect to Director Options), in its discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an option as it deems appropriate. Any such other restriction shall be set forth in the respective stock option agreement and may be referred to on the certificates evidencing such shares. The Committee may require the employee to give the Company prompt notice of any disposition of shares of stock, acquired by exercise of an ISO, within two years from the date of granting such option or one year after the transfer of such shares to such employee. The Committee may direct that the certificates evidencing shares acquired by exercise of an ISO refer to such requirement to give prompt notice of disposition.

Loans to Plan Participants. The 2002 Plan specifies that the Company may make loans to participants to enable them to exercise options, purchase shares or realize the benefits of other Awards granted under the 2002 Plan to the extent permitted by applicable law. The terms and conditions of such loans, if any are made, are to be set by the Committee (or the Board of Directors with respect to Director Options).

Withholding Tax Obligations. As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions of any option or other Award granted under the 2002 Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other Awards, subject to the discretion of the Committee to disapprove such use. In addition, the Committee may grant to employees a cash bonus in the amount of any tax related to Awards.

Securities Law

The 2002 Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The 2002 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 2002 Plan and options granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Certain Federal Income Tax Consequences With Respect to the 2002 Plan

The U.S. federal income tax consequences of the 2002 Plan are summarized in the following discussion which deals with the general tax principles applicable to the 2002 Plan, and is intended for general information only. Foreign, state and local income taxes are not discussed. Also, the following discussion does not address U.S. federal employment tax consequences. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.

Non-Qualified Stock Options. For federal income tax purposes, an optionee generally will not recognize taxable income on the grant of an NQSO under the 2002 Plan, but will recognize ordinary income, and the Company generally will be entitled to a deduction, upon the exercise of an NQSO. The amount of income recognized (and the amount generally deductible by the Company or other employer corporation) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee’s basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO, and any subsequent gain or loss will generally be taxable as capital gains or losses.

Incentive Stock Options. An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO; however, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares of the Common Stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares of Common Stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the ISO exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares of Common Stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income generally is limited to excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of Common Stock. The federal income tax consequences of the exercise of an ISO or a NQSO through delivery of a non-recourse or partial recourse promissory note are described below, under the heading “Stock Purchase Rights.”

Stock Appreciation Rights. No taxable income is generally recognized upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. The Company (or other employer corporation) generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock and Deferred Stock. An employee to whom restricted or deferred stock is issued generally will not recognize taxable income upon such issuance and the Company (or other employer corporation) generally will not then be entitled to a deduction, unless, in the case of restricted stock, an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and the Company (or other employer corporation) generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price therefor. The federal income tax consequences of the purchase of restricted stock through delivery of a non-recourse or partial recourse promissory note are described below, under the heading “Stock Purchase Rights.” Similarly, when deferred stock vests and is issued to the employee, the employee generally will recognize ordinary income and the Company (or other employer corporation) generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. If a timely election is made under Section 83(b) with respect to qualifying restricted stock, the employee generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefor and the Company (or other employer corporation) will be entitled to a deduction for the same amount. The Code does not permit a Section 83(b) election to be made with respect to deferred stock.

Dividend Equivalents. A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When cash or shares are paid under a dividend equivalent, the participant generally will recognize ordinary income, and the Company (or other employer corporation) will be entitled to a corresponding deduction, in an amount equal to the fair market value of the shares or the cash paid.

Performance Awards. A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and the Company (or other employer corporation) will not be entitled to a deduction at that time. When an award is paid, whether in cash or Common Stock, the participant generally will recognize ordinary income, and the Company (or other employer corporation) will be entitled to a corresponding deduction, in an amount equal to the fair market value of the shares or the cash paid.

Stock Payments. A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and the Company (or other employer corporation) generally will be entitled to a deduction for the same amount.

Stock Purchase Rights. A recipient of a Stock Purchase Right will not recognize taxable income at the time of grant, and the Company (or other employer corporation) will not be entitled to a deduction at that time. Upon the purchase of Common Stock pursuant to a Stock Purchase Right by delivery of a fully recourse promissory note or for cash, the purchaser will recognize ordinary income at the date of purchase equal to the excess, if any, of the fair market value of the Common Stock purchased over the purchase price therefor and the Company (or other employer corporation) will be entitled to a deduction for the same amount.

The federal income tax consequences of the purchase of Common Stock pursuant to a Stock Purchase Right by delivery of a non-recourse or partially recourse promissory note are less clear. Regulations promulgated under Section 83 provide that if the purchase price for property transferred in connection with the performance of services is an amount paid by indebtedness secured by the property on which there is no personal liability to pay all or a substantial part of such indebtedness, such a transaction may be treated for federal income tax purposes in the same manner as a grant of a stock option. In such event, the purchase of Common Stock pursuant to a Stock

Purchase Right would be taxable in accordance with the rules described above under the heading “Non-Qualified Stock Options,” with the option being treated as being exercised at the time of payment by the purchaser of any non-recourse portion of the promissory note. A purchaser of Common Stock pursuant to a Stock Purchase Right by delivery of a non-recourse or partially recourse promissory note may not be eligible to make an election under Section 83(b) with respect to the Common Stock purchased.

Section 162(m) Limitation. In general, under Section 162(m) of the Code (“Section 162(m)”), income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, transfers of property and benefits paid under non-qualified plans) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation.”

Under Section 162(m), stock options and SARs will satisfy the “performance-based compensation” exception if the 2002 Plan is approved by stockholders, the award of the options or SARs are made by a committee of the Board of Directors consisting solely of two or more “outside directors,” the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option or SAR exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Other types of awards may only qualify as “performance-based compensation” if such awards are only granted or payable to the recipients based upon the attainment of objectively determinable and pre-established performance goals which are established by a qualifying committee and which relate to performance targets which are approved by the corporation’s stockholders.

The 2002 Plan has been designed to permit the Committee to grant stock options and SARs which will qualify as “performance-based compensation.” In addition, to permit Awards other than stock options and SARs to qualify as “performance-based compensation,” the 2002 Plan provides that the Committee may designate as “Section 162(m) Participants” certain employees whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The Committee may grant awards to Section 162(m) Participants that vest or become exercisable upon the attainment of performance targets which are related to one or more of the following performance goals: (i) net income either before or after taxes, (ii) market share, (iii) customer satisfaction, (iv) profits, (v) share price, (vi) earnings per share, (vii) total stockholder return, (viii) return on assets, (ix) return on equity, (x) operating income, (xi) return on capital or investments, or (xii) economic value added (including, but not limited to, any or all of such measures in comparison to the Company’s competitors, the industry, or some other comparator group).

Options Granted under the 2002 Plan

The following table sets forth information about prior grants under the 2002 Plan to our executive officers, directors and employees.

2002 Equity Participation Plan

Name and Position	Number of Shares Subject to Options Granted (#)(1)
Robert E. Price — Interim Chief Executive Officer	0
Jose Luis Laparte — President	50,000
John Heffner — Executive Vice President and Chief Financial Officer	40,000
Robert M. Gans — Executive Vice President, General Counsel and Secretary	0
William J. Naylon — Executive Vice President and Chief Operating Officer	0
All Executive Officers as a Group	121,000
Chairman of the Board of Directors	0
All Non-Executive Directors as a Group	14,000	(2)
All Non-Executive Officer Employees as a Group	81,750	(3)

(1)	The closing price of the Company’s common stock on November 28, 2005 was $8.10.

(2)	Pursuant to the terms of the 2002 Plan, (1) each non-employee director is entitled to receive an initial grant of non-qualified stock options to purchase 3,000 shares of Common Stock upon becoming a director; and (2) each non-employee director who is serving on the day of each annual meeting of stockholders at which the non-employee director is re-elected to the Board of Directors automatically shall be granted an option to purchase 1,000 shares of Common Stock (the “Subsequent Options”). In general, options granted to non-employee directors shall become exercisable in cumulative annual installments of 20% on each of the first, second, third, fourth and fifth anniversaries of the date of option grant, without variation or acceleration. The term of each option granted to a non-employee director shall be six years from the date the option is granted. Currently, the Company has six non-employee directors, all of whom are eligible to receive Subsequent Options on the day of the Annual Meeting. The actual value realized upon exercise of an option will depend on the excess of the stock price over the exercise price on the date of exercise.

(3)	Only non-employee directors of the Company are eligible to receive automatic grants under the 2002 Plan. All other grants under the 2002 Plan are within the discretion of the Board or the Compensation Committee and the benefits of such grants are, therefore, not determinable.

Recommendation of the Board of Directors

The Board of Directors recommends that stockholders vote FOR the approval of the amendment to the 2002 Equity Participation Plan of PriceSmart, Inc. increasing the number of shares of Common Stock reserved for issuance under the 2002 Plan from 250,000 to 750,000 shares. Proxies solicited by the Board of Directors will be so voted unless stockholders specify otherwise on the accompanying Proxy.

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company and their ages as of October 31, 2005 are as follows:

Name	Position	Age
Robert E. Price	Interim Chief Executive Officer	63
Jose Luis Laparte	President	39
John M. Heffner	Executive Vice President and Chief Financial Officer	51
Robert M. Gans	Executive Vice President, Secretary and General Counsel	56
William J. Naylon	Executive Vice President and Chief Operating Officer	43
Thomas D. Martin	Executive Vice President—Merchandising	49
Edward Oats	Executive Vice President—Information Technology and Logistics	44
Brud E. Drachman	Executive Vice President—Construction Management	50
John D. Hildebrandt	Executive Vice President—Caribbean and Central America Operations	47

Robert E. Price has been Chairman of the Board of the Company since July 1994, Interim Chief Executive Officer of the Company since April 2003 and also served as Interim President of the Company from April 2003 until October 2004. Mr. Price also served as President and Chief Executive Officer of the Company from July 1994 until January 1998. Additionally, Mr. Price served as Chairman of the Board of PEI from July 1994 until November 1999 and was President and Chief Executive Officer of PEI from July 1994 until September 1997. Mr. Price was Chairman of the Board of Costco from October 1993 to December 1994. From 1976 to October 1993, he was Chief Executive Officer and a director of TPC. Mr. R. Price served as Chairman of the Board of TPC from January 1989 to October 1993, and as its President from 1976 until December 1990.

Jose Luis Laparte has been President of the Company since October 2004 and served as a consultant for the Company from December 2003 to October 2004. Prior to joining the Company as a consultant, Mr. Laparte worked more than 14 years for Wal-Mart Stores, Inc. in Mexico and the United States in progressively responsible positions. From October 2002 through September 2003, he served as Vice President of Sam’s International, where he directed and managed the company’s operations, finance, sales, marketing, product development and merchandising. From May 2000 to October 2002, he served as Vice President, Wal-Mart de Mexico, responsible for sales and the expansion of the Sam’s Club format in Mexico.

John M. Heffner has been Executive Vice President and Chief Financial Officer of the Company since January 2004 after having served as a consultant to the Company on financial matters from September 2003 through December 2003. From February 2000 until August 2003, Mr. Heffner was Vice President of Finance and CFO of Kyocera Wireless Corp. Mr. Heffner’s previous professional experience was with Digital Equipment Corporation where he held a variety of financial management roles over a 20 year period, and more recently with QUALCOMM Incorporated, where he was a Vice President of Finance from July 1998 until February 2000. Mr. Heffner is a graduate of St. Lawrence University and received an MBA from Syracuse University.

Robert M. Gans has been Executive Vice President, General Counsel and Secretary of the Company since August 1997 and was Executive Vice President and General Counsel of PEI from October 1994 until July 1997. Mr. Gans graduated from the UCLA School of Law in 1975 and actively practiced law in private practice from 1975 until 1994. From 1988 until October 1994, Mr. Gans was the senior member of the law firm of Gans, Blackmar & Stevens, A.P.C., of San Diego, California.

William J. Naylon has been Executive Vice President and Chief Operating Officer of the Company since January 2002. Mr. Naylon served as Executive Vice President—Merchandising of the Company from July 2001 until January 2002 and as Senior Vice President of the Company from March 1998 until July 2001. From September 1995 through February 1998, Mr. Naylon was Managing Director for the Company’s licensee warehouse club operation in Indonesia. Prior to joining the Company, Mr. Naylon was a General Manager for Costco and had served in various management roles for TPC.

Thomas D. Martin has been Executive Vice President—Merchandising of the Company since October 1998 and served as Senior Vice President of the Company from August 1997 to September 1998. Mr. Martin previously served as Vice President of PEI from August 1994 until July 1997, directing merchandising strategies and product sourcing for its international merchandising business, in addition to managing its trading company activities. Prior to joining PEI as Vice President in August 1994, Mr. Martin served as Vice President of Costco from October 1993 to December 1994 and had served in various management roles for TPC.

Edward Oats has been Executive Vice President—Information Technology and Logistics of the Company since November 2002 and served as Senior Vice President—Logistics/Information Technology of the Company from May 2000 to October 2002. Mr. Oats previously served as Vice President of Information Technology of the Company from August 1997 to April 2000, and as International IT Manager of PEI from 1993 to 1997. From 1982 to 1993, Mr. Oats served in several positions in TPC operations and management.

Brud E. Drachman has been Executive Vice President—Construction Management of the Company since November 2005, served as Executive Vice President—Real Estate and Construction of the Company from February 2005 through October 2005 and had served as Executive Vice President—Construction and Private Label Merchandising from November 2004 until January 2005. Mr. Drachman had served as Executive Vice President—Real Estate and Construction of the Company from November 2002 until October 2004 and served as Senior Vice President—Real Estate and Construction of the Company from August 1998 to October 2002. Mr. Drachman previously served as Vice President—Real Estate and Construction at PEI from August 1994 to August 1997. Prior to joining PEI in 1994, Mr. Drachman served as Project Manager at TPC since 1987.

John D. Hildebrandt has been Executive Vice President—Caribbean and Central America Operations since August 2003. Mr. Hildebrandt served as Executive Vice President—Caribbean and Asia Operations from July 2001 until July 2003 and served as Senior Vice President of the Company from September 2000 until July 2001. Mr. Hildebrandt previously served as Vice President of the Company from September 1998 until August 2000, overseeing operations in Central America. Mr. Hildebrandt served as the Company’s Country Manager in the Philippines and Panama from August 1997 until August 1998, and as PEI’s Country Manager in the Philippines and Panama from 1996 until the Company was spun off from PEI in August 1997. Prior to joining PEI as Country Manager in 1996, Mr. Hildebrandt was a Senior Operations Manager of Costco from 1994 through 1996, and had served in various management roles for TPC since 1979.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table sets forth certain information concerning compensation for the fiscal years ended August 31, 2005, August 31, 2004 and August 31, 2003 received by the Company’s Interim Chief Executive Officer and four most highly compensated executive officers (other than the Interim Chief Executive Officer) who were serving as executive officers at the end of the last completed fiscal year (the “Named Executive Officers”).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Annual Compensation							Long-Term Compensation Awards		All Other Compensation (1)
		Salary		Bonus		Other Annual Compensation			Number of Securities Underlying Options(#)
Robert E. Price (3) Interim Chief Executive Officer	2005 2004 2003	$	— — —	$	— — —	$	— — —		— — —		$	— — —

Jose Luis Laparte President	2005 2004 2003		323,000 — —		— — —		48,778 —	(2)	— 100,000 —			469 — —

John Heffner Executive Vice President and Chief Financial Officer	2005 2004 2003		220,000 146,667 —		— — —		— — —		— 40,000 —			7,159 488 —

Robert M. Gans Executive Vice President, General Counsel and Secretary	2005 2004 2003		236,667 210,000 205,833		— 44,805 —		— — —		— 30,000 27,000	(4)		5,586 8,757 8,977

William J. Naylon Executive Vice President and Chief Operating Officer	2005 2004 2003		229,667 235,417 243,750		— 33,549 —		— — —		— 30,000 40,000	(4)		4,789 9,073 12,382

(1)	Consists of contributions made by the Company under its Retirement Plan and taxable flex credits paid to employees to offset payroll deductions for health insurance.

(2)	Consists of $45,833 housing allowance for Mr. Laparte plus $2,945 air fare for family members traveling to and from Mexico.

(3)	Mr. Price, Chairman of the Company’s Board of Directors, assumed the additional position of Interim Chief Executive Officer of the Company effective April 1, 2003. Through October 2005, Mr. Price served in that capacity without receiving any salary or other monetary compensation from the Company.

(4)	Represents options repriced as of April 22, 2003.

Option Grants During Fiscal 2005

The Company did not grant any options to purchase Common Stock during the fiscal year ended August 31, 2005 to any of the Named Executive Officers. The Company does not have any outstanding stock appreciation rights.

Options Exercised During Fiscal 2005 and Option Values

The following table sets forth certain information with respect to the exercise of options to purchase Common Stock during the fiscal year ended August 31, 2005, and the unexercised options held and the value thereof at that date, for each of the Named Executive Officers.

	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($)(1) Exercisable/Unexercisable
Name
Robert E. Price	—	$—	0/0	$0/$0
Jose Luis Laparte	0	N/A	26,667/73,333	65,267/178,733
John Heffner	0	N/A	8,000/32,000	18,720/74,880
Robert M. Gans	0	N/A	27,220/29,780	24,148/48,152
William J. Naylon	0	N/A	25,020/34,980	24,145/48,152

(1)	Based on the closing sale price of the Common Stock on August 31, 2005 ($8.60), as reported by the Nasdaq National Market, less the option exercise price.

Employment Contracts

Jose Luis Laparte entered into an employment agreement with the Company on June 3, 2004 for a term of one year beginning October 8, 2004, which was subsequently extended to October 8, 2006. Pursuant to this agreement, as amended August 2, 2004, Mr. Laparte is entitled to receive a base annual salary of $360,000 and an annual bonus of up to $100,000 depending on the Company’s operating performance. The agreement also provides for Mr. Laparte to receive a housing allowance of $50,000, up to 11 round-trip tickets to and from Mexico City to San Diego for Mr. Laparte and members of his family and reasonable moving expenses to Mexico at the end of the employment term. Mr. Laparte may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Laparte is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Laparte may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Laparte. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Laparte will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if the Company does not offer to review Mr. Laparte’s employment with at least the same base annual salary or does not thereafter continue upon other mutually agreeable terms, Mr. Laparte shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Laparte under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

William J. Naylon entered into an employment agreement with the Company in 2000 for a term of one year beginning February 1, 2000, which was subsequently extended to January 31, 2006. Pursuant to this agreement, as amended, Mr. Naylon is entitled to receive a base annual salary of $231,750. Mr. Naylon may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Naylon is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Naylon may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Naylon. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Naylon will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Naylon’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Naylon shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Naylon under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Brud E. Drachman entered into an employment agreement with the Company in 2000 for a term of one year beginning March 31, 2000, which was subsequently extended to March 31, 2006. Pursuant to this agreement, as amended, Mr. Drachman is entitled to receive a base annual salary of $177,000. Mr. Drachman may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Drachman is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Drachman may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Drachman. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Drachman will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Drachman’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Drachman shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Drachman under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Robert M. Gans entered into an employment agreement with PEI in 1994, which was amended and subsequently assumed by the Company upon the spin-off of the Company from PEI. The term of the agreement was subsequently extended to October 17, 2006. Pursuant to this agreement, as amended, Mr. Gans is entitled to receive a base annual salary of $250,000. Mr. Gans may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Gans is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard benefits practices and plans. Mr. Gans may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Gans. In the event that the Company terminates the agreement for any reason other than cause, Mr. Gans will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period, and will be entitled to participate in the 1997 Stock Option Plan, Profit Sharing and 401(k) Plan, and the Company’s medical plans for the remainder of the term of the agreement. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Gans’ employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Gans shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Gans under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

John D. Hildebrandt entered into an employment agreement with the Company in 2001 for a term of one year beginning June 1, 2001, which was subsequently extended to March 31, 2006. Pursuant to this agreement, as amended, Mr. Hildebrandt is entitled to receive a base annual salary of $200,000. Mr. Hildebrandt may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Hildebrandt is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Hildebrandt may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Hildebrandt. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Hildebrandt will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Hildebrandt’s employment by us does not thereafter continue upon mutually agreeable terms, Mr. Hildebrandt shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Hildebrandt under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Thomas D. Martin entered into an employment agreement with the Company in 1998 for a term of one year beginning April 1, 1998, which was subsequently extended to March 31, 2006. Pursuant to this agreement, as amended, Mr. Martin is entitled to receive a base annual salary of $215,000. Mr. Martin may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Martin is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard company benefits practices and plans. Mr. Martin may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Martin. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Martin will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Martin’s employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Martin shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Martin under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Edward Oats entered into an employment agreement with the Company in 2000 for a term of one year beginning March 31, 2000, which was subsequently extended to March 31, 2006. Pursuant to this agreement, as amended, Mr. Oats is entitled to receive a base annual salary of $177,000. Mr. Oats may not engage in any activities, with or without compensation, that would interfere with the performance of his duties or that would be adverse to the Company’s interests, without the Company’s prior written consent. Mr. Oats is eligible to participate in the Company’s bonus plan and to receive all other benefits offered to officers under the Company’s standard benefits practices and plans. Mr. Oats may terminate the agreement at any time on 90 days’ prior written notice. The Company may terminate the agreement for cause upon immediate notice thereof, or upon the death or disability of Mr. Oats. In the event that the Company terminates the agreement for any reason other than cause, death or disability, Mr. Oats will be entitled to the continuation of his base salary for one year, payable in conformity with the Company’s normal payroll period. If the agreement is not terminated, then, upon expiration of the employment term, and if Mr. Oats’ employment by the Company does not thereafter continue upon mutually agreeable terms, Mr. Oats shall be entitled to the continuation of his base salary for one year, reduced by any compensation he may receive from another employer during that year. The foregoing severance benefits are the exclusive benefits that would be payable to Mr. Oats under the agreement by reason of his termination, and the Company is not obligated to segregate any assets or procure any investment in order to fund such severance benefits. The agreement also contains confidentiality provisions and other terms and conditions customary to executive employment agreements.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for the Company as of August 31, 2005.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	824,350	$13.39	506,405
Equity compensation plans not approved by security holders	—	—	—

Total	824,350	$13.39	506,405

The Retirement Plan of PriceSmart, Inc.

In 1998, the Company established a retirement plan. The retirement plan is designed to be a “qualified” plan under applicable provisions of The Internal Code of 1986, as amended, covering all employees who have completed one year of service, as defined in the retirement plan. Each year, participants may contribute up to 15% of their pre-tax annual compensation (as defined in the retirement plan) up to the maximum allowable by The Internal Revenue Code of 1986, as amended. Participants may also contribute amounts representing distributions from other qualified plans. The Company makes a matching contribution equal to 100% of the participant’s elective deferral up to an annual maximum of 4% of base compensation. Although the Company has not expressed any intent to do so, the Company has the right under the retirement plan to discontinue its contributions at any time and to terminate the retirement plan, subject to the provisions of Employee Retirement Income Security Act of 1974, as amended.

All participants in the retirement plan are fully vested in their voluntary contributions and earnings thereon. With regard to the remainder of a participant’s account, sums contributed prior to August 15, 2005 are 50% vested after the completion of two years of service and 100% vested after the completion of his or her third year of service (such vesting based upon the participant’s years of service with the Company, Price Enterprises, Costco, The Price Company and certain affiliated parties). All sums contributed after August 15, 2005 are immediately 100% vested. A participant becomes fully vested in his or her entire account upon retirement due to permanent disability, attainment of age 65 or death. In the event of a termination of the retirement plan by the Company, participants will become fully vested in their accounts.

1997 PriceSmart Stock Option Plan

In August 1997, the Company adopted the 1997 Stock Option Plan of PriceSmart, Inc. (the “1997 Plan”). The 1997 Plan was approved by Price Enterprises as sole stockholder of the Company as of August 7, 1997. The principal purposes of the 1997 Plan are to provide incentives for officers, employees and consultants of the Company and its subsidiaries through the granting of options, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. In addition to options granted to officers, employees or consultants, the 1997 Plan provides for formula grants of options to the Company’s independent non-employee directors.

The 1997 Plan provides for option grants covering up to 700,000 shares of Common Stock. As of October 31, 2005, options to purchase an aggregate of 604,215 shares of Common Stock at prices ranging from $6.19 to $20.00 per share (other than the annual grants to directors of the Company, which range to $39.00 per share) had been granted under the 1997 Plan (not including shares subject to options that have been cancelled), and 95,785 shares remained available for future grant under the 1997 Plan.

1998 Equity Participation Plan

In July 1998, the Board of Directors adopted the 1998 Equity Participation Plan of PriceSmart, Inc. (the “1998 Plan”). The 1998 Plan was subsequently approved by our stockholders at the 1999 Annual Meeting of Stockholders. The principal purposes of the 1998 Plan are to provide incentives for the Company’s directors, officers, employees and consultants and its subsidiaries through the granting of options, restricted stock and other awards, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ.

The 1998 Plan provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 1998 Plan, the Compensation Committee may grant to any consultant or employee the right to purchase shares of Common Stock (“stock purchase rights”), under the 1998 Plan from time to time, in such amounts and subject to such terms and conditions as the committee may determine, and, at the discretion of the Committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The 1998 Plan further provides that each independent director as of the date of the adoption by the Board of the 1998 Plan automatically shall be granted, on the date of such adoption, a stock purchase right to purchase a number of shares of Common Stock equal to the difference between (1) 2,716 shares of Common Stock and (2) the number of shares of Common Stock purchased by such independent director since September 1, 1997 (other than purchases pursuant to the exercise of an option granted pursuant to any stock option plan of the Company). A person who is initially elected to the Board of Directors after the adoption by the Board of Directors of the 1998 Plan and who is an independent director at the time of such initial election automatically shall be granted a stock purchase right to purchase 2,716 shares of Common Stock on the date of such initial election. The purchase price for shares of Common Stock purchased pursuant to any stock purchase right granted under the 1998 Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

Under the 1998 Plan, the Compensation Committee may in its discretion allow payment, in whole or in part, through the delivery of a full recourse, limited recourse or non-recourse (as determined by the committee) promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under The Internal Revenue Code of 1986, as amended) and payable upon such terms as may be prescribed by the Compensation Committee or the Board of Directors. The Compensation Committee may prescribe the form of such promissory note and the security to be given for such note. However, Common Stock may not be purchased pursuant to a stock purchase right by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law or by any agreement to which the Company is a party. Notwithstanding the foregoing, the Company ceased extending new loans (or modifying existing loans) to any director or Executive Officer effective as of July 30, 2002.

The 1998 Plan provides for awards covering up to 700,000 shares of Common Stock. As of October 31, 2005, options to purchase an aggregate of 299,940 shares of Common Stock at prices ranging from $6.19 to $20.00 per share had been granted under the 1998 Equity Participation Plan (not including shares subject to options that have been cancelled), 80,421 shares of Common Stock had been issued under the stock purchase provisions of the Equity Participation 1998 Plan, and 319,639 shares remained available for future grant under the 1998 Equity Participation Plan.

2001 Equity Participation Plan

In November 2001, the Board of Directors adopted the 2001 Equity Participation Plan of PriceSmart, Inc. (the “2001 Plan”). The 2001 Plan was subsequently approved by the Company’s stockholders at the 2002 Annual Meeting of Stockholders. The principal purposes of the 2001 Plan are to provide incentives for the Company’s officers, employees and consultants and its subsidiaries through the granting of awards, thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. In addition to awards granted to officers, employees or consultants, the 2001 Plan provides for formula grants of options to the Company’s independent non-employee directors.

The 2001 Plan provides that the Compensation Committee of the Board of Directors or a subcommittee thereof may grant or issue incentive stock options, non-qualified stock options, stock purchase rights, stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof. Under the stock purchase feature of the 2001 Plan, the Compensation Committee may grant to any employee, independent director or consultant stock purchase rights under the 2001 Plan from time to time, in such amounts and subject to such terms and conditions as the Committee may determine, and, at the discretion of the Committee, such determinations may include determining categories of employees and the number of shares to be made available to employees in each such category. The purchase price for shares of Common Stock purchased pursuant to any stock purchase right granted under the 2001 Plan shall be no less than the fair market value of such Common Stock as of the date of purchase.

Under the 2001 Plan, the Compensation Committee may in its discretion allow payment, in whole or in part, through the delivery of a full recourse, limited recourse or nonrecourse (as determined by the Committee) promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under The Internal Revenue Code of 1986, as amended) and payable upon such terms as may be prescribed by the Compensation Committee or the Board of Directors. The Compensation Committee may prescribe the form of such promissory note and the security to be given for such note. However, Common Stock may not be purchased pursuant to a stock purchase right by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law or by any agreement to which the Company is a party. Notwithstanding the foregoing, the Company has ceased extending new loans (or modifying existing loans) to any director or executive officer effective as of July 30, 2002.

The 2001 Plan provides for awards covering up to 350,000 shares of Common Stock. As of October 31, 2005, options to purchase an aggregate of 270,452 shares of Common Stock at prices ranging from $6.13 to $20.00 per share (other than the annual grants to directors of the Company, which range to $39.00 per share) had been granted under the 2001 Plan (not including shares subject to options that have been cancelled), no shares of Common Stock had been issued under the stock purchase provisions of the 2001 Plan, and 79,548 shares remained available for future grant under the 2001 Plan.

Compensation Committee Membership, Interlocks and Insider Participation

During fiscal year 2004, the Company’s Compensation Committee consisted of Ms. Hensley and Messrs. Janks and Krause. No member of the Compensation Committee was at any time during the 2005 fiscal year or at any other time an officer or employee of the Company. None of our executive officers serve, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Compensation Committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any other entity that has one or more executive officers serving on our Board of Directors.

Compensation Committee Report on Executive Compensation

The Compensation Committee reviews and approves the compensation program for the Company’s executive officers. The committee is authorized to determine the compensation (including annual base salaries and bonuses) of the Chief Executive Officer, President, Chief Financial Officer and other Executive Vice Presidents of the Company (the “Executive Officers”). The committee also administers the Company’s compensation plans, including the Company’s stock option plans and the granting of options and any other awards thereunder.

General Compensation Philosophy

The Company’s executive compensation policies are designed to meet the following objectives: (1) to attract and retain talented executives; (2) to reward individual achievement appropriately; and (3) to enhance the financial performance of the Company, and thus stockholder value, by significantly aligning the financial interests of the Company’s executives with those of its stockholders. To accomplish these objectives the Company’s executive compensation program may include: (A) annual base salaries; (B) cash bonuses; and (C) stock option grants and a stock purchase program aligned with stock option grants.

Executive Officers also participate in other benefit plans available to employees generally, including the Company’s Retirement Plan and a medical plan.

Annual Base Salaries and Bonuses

The committee determines compensation for executive officers other than the Chief Executive Officer after taking into account the recommendations of the Chief Executive Officer together with such factors as job complexity, level of responsibility, how the position relates to the Company’s long-term strategic goals, and the particular individual’s skills, experience, background and performance. While there are no pre-established weightings given to these factors, particular importance is placed on attracting and retaining quality individuals in order to establish and secure an effective executive team for the Company. The Company’s annual executive bonus program is intended to reward the Company’s Executive Officers for individual achievement in supporting the fulfillment of corporate objectives.

During the past fiscal year the committee approved annual base salary increases for Robert M. Gans, from $210,000 to $250,000; Thomas D. Martin, from $200,000 to $215,000; and William J. Naylon, from $225,000 to $231,750.

Stock Options

The long-term incentive aspect of the Company’s executive compensation program is realized primarily by the granting of stock options. Stock option awards are viewed as a particularly effective tool to attract experienced and talented employees and to encourage their long-term quality performance with the Company. Because the value of the stock option is dependent upon stock performance, the stock option program directly aligns employee compensation with the interests of the Company’s stockholders.

Stock options generally are granted at a price equal to the fair market value of a share of Common Stock as of the date of committee approval of the grant. Stock options generally are exercisable at the rate of 20% per year or, for grants issued during fiscal year 2004 at the rate of 33% per year, thereby providing an incentive for the grantee to remain with the Company. In making option grants, the committee considers the recommendations of senior management, the duties and responsibilities of the employee, the anticipated future performance of the employee and that individual’s ability to impact positively the achievement of the Company’s objectives.

Chief Executive Officer Compensation

Robert E. Price, who as of October 31, 2005 beneficially owned 45.4% of the Company’s Common Stock, has been Interim Chief Executive Officer of the Company since April 1, 2003, and through October 2005 Mr. Price has served in that capacity without receiving any salary or other remuneration. Effective November 2005, pursuant to Mr. Price’s recommendation with which the Committee concurred, Mr. Price receives an annual salary of $75,000 per year. In determining this salary, factors considered included Mr. Price’s time commitments and expertise, as well as subjective factors. Neither the profitability of the Company nor the market value of its stock were considered in setting this salary.

Omnibus Budget Reconciliation Act Implications for Executive Compensation

It is the responsibility of the Board (or the Compensation Committee) to address the issues raised by the tax laws which limit the deductibility of executive compensation in excess of $1,000,000 unless the compensation is “performance based.” In this regard, a determination must be made as to whether any actions with respect to this limit should be taken by the Company. At this time, it is not anticipated that any executive officer will receive compensation in excess of this limit. Nevertheless, the Company has sought to comply with the requirements of Section 162(m) of the Code, so that awards granted under the 1998 Plan, the 2001 Plan and the 2002 Plan qualify as “incentive based compensation” that will not count against the $1,000,000 limit on deductibility. Such compliance includes seeking stockholder approval of the 1998 Plan at the 1999 Annual Meeting of Stockholders, the 2001 Plan at the 2002 Annual Meeting of Stockholders, the 2002 Plan at the 2003 Annual Meeting of Stockholders and the amendment of the 2002 Plan at the 2006 Annual Meeting of Stockholders. Additional action will be taken if it is warranted in the future.

Summary

The committee believes that the above-described cash compensation program and long-term incentives (in the form of stock option awards and stock purchase rights) provide appropriate alignment of the long-term interests of the Company’s Executive Officers, the Company and its stockholders.

Katherine L. Hensley

Leon C. Janks

Lawrence B. Krause

Audit Committee Report

The Audit Committee oversees the Company’s financial accounting and reporting process and the audits of the financial statements of the Company. All committee members satisfy the definition of independent director set forth at Rule 4200(a)(15) of the Nasdaq Stock Market’s listing standards. The Board of Directors adopted a written charter for the Audit Committee on August 25, 1997, amended July 13, 2001, a copy of which was attached to the Proxy Statement for the Company’s 2001 Annual Meeting of Stockholders. On July 15, 2004, the Board of Directors adopted an Amended and Restated Audit Committee Charter, a copy of which was attached to the Proxy Statement for the Company’s 2005 Annual Meeting of Stockholders.

In fulfilling its oversight responsibilities, the committee reviewed and discussed with management the audited financial statements in the Annual Report, including a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Company’s independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of its audited financial statements with generally accepted accounting principles. Ernst & Young LLP met with the committee and expressed its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and discussed with the committee other matters as required under generally accepted auditing standards, including those matters required under Statement on Accounting Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communications With Audit Committees). In addition, Ernst & Young LLP discussed the auditors’ independence from the Company and from the Company’s management and delivered to the committee those matters to be set forth in written disclosures as required by Independence Standards Board Standard No. 1.

The committee discussed with the Company’s independent auditors the overall scope and plan of their audit. The committee meets with the independent auditors, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the committee has recommended that the audited financial statements be included in the Annual Report on Form 10-K for the year ended August 31, 2005 for filing with the SEC.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Leon C. Janks

Katherine L. Hensley

Lawrence B. Krause

PERFORMANCE GRAPH

The graph below compares the cumulative total stockholder return on the shares of Common Stock during fiscal years 2001, 2002, 2003, 2004, and 2005 with the cumulative total return of The Nasdaq Stock Market Index (US)(1) and the Nasdaq Retail Trade Stocks Index (2) over the same period (assuming the investment of $100 in the Common Stock, the stocks comprising The Nasdaq Stock Market Index (US) and the stocks comprising the Nasdaq Retail Trade Stocks Index on August 31, 2000 and the reinvestment of all dividends).

Comparison of Cumulative Total Returns Since August 31, 2000(3)

Among PriceSmart, Inc., The Nasdaq Stock Market Index (US)

and the Nasdaq Retail Trade Stocks Index

	Cumulative Total Return
	8/00	8/01	8/02	8/03	8/04	8/05
PRICESMART, INC.	100.00	114.67	68.80	26.93	23.33	22.93
NASDAQ STOCK MARKET (U.S.)	100.00	42.76	31.88	44.06	44.49	51.19
NASDAQ RETAIL TRADE	100.00	83.78	85.90	127.63	137.18	163.41

(1)	The Nasdaq Stock Market Index (US) was prepared by Research Data Group, Inc. and includes all U.S. Nasdaq Stock Market companies.
(2)	The Nasdaq Retail Trade Stocks Index was prepared by Research Data Group, Inc. and includes all U.S. and foreign companies quoted and traded on Nasdaq that have a primary Standard Industrial Classification (SIC) Code in any of the following ranges: 5200-5599, 5700-5799 or 5900-5999.
(3)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns. The lines on the graph represent yearly index levels derived from compounded daily returns including all dividends. The indices are reweighted daily, using market capitalization on the previous trading day.

CERTAIN TRANSACTIONS

Relationships with the Price Family, the Price Group, Directors Galinson and McGrory, and Former Director Cahill

As of October 31, 2005, Sol Price beneficially owned approximately 41.6% of the outstanding Common Stock. Sol Price is the father of Robert E. Price, the Company’s Chairman of the Board and Interim Chief Executive Officer. As of October 31, 2005, Robert E. Price beneficially owned approximately 45.4% of the Company’s outstanding Common Stock, including shares that may be deemed to be beneficially owned by Sol Price. As of October 31, 2005, Sol Price and Robert E. Price were members of a group that beneficially owned approximately 53.4% of the Company’s outstanding Common Stock.

Series A and Series B Preferred Stock. In January 2002, entities affiliated with Sol Price, Robert E. Price, Murray L. Galinson, Jack McGrory and James F. Cahill, who was a director of the Company from November 1999 until March 2005, purchased an aggregate of 1,650 shares of the Company’s Series A Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share, for an aggregate purchase price of $1,650,000. In July 2003, entities affiliated with Sol Price, Robert E. Price, Murray L. Galinson, Jack McGrory and James F. Cahill, purchased an aggregate of 22,000 shares of the Company’s Series B Cumulative Convertible Redeemable Preferred Stock, par value $0.0001 per share, for an aggregate purchase price of $22,000,000. In connection with a series of transactions approved by the Company’s stockholders on October 29, 2004, the 1,650 shares of Series A Preferred Stock were exchanged for 183,405 shares of Common Stock, and the 22,000 shares of the Series B Preferred Stock were exchanged for 2,200,000 shares of Common Stock.

Sale of Common Stock. In April 2005 entities affiliated with Sol Price and Robert E. Price transferred their 34% interest in PriceSmart (Guatemala), S.A. to the Company in exchange for a total of 825,000 shares of the Company’s common stock, valued for such purpose at a price of $8.00 per share and having a value at such valuation equal to the amount paid by those affiliated entities to the minority shareholder of PriceSmart (Guatemala), S.A. Additionally, in October 2005 an entity affiliated with Sol Price purchased 168,539 shares of Common Stock for $1,500,000.

Relationships with The Price Group. In February 2004, the Company entered into an agreement with The Price Group which provided the Company with up to $10.0 million of purchase order financing. Directors Robert E. Price, Murray L. Galinson, Jack McGrory and James F. Cahill were managers of The Price Group and collectively owned more than 10% of that entity. The agreement allowed The Price Group to place a lien on merchandise inventories in the United States as security for such financing. Interest accrued at a rate of 1% per month. In July 2004, this agreement was amended to increase the funds available from The Price Group by $5.0 million (to a total of $15.0 million) for purchase order financing. This additional funding was secured by our pledge of shares of the Company’s wholly owned Panamanian subsidiary, PriceSmart Real Estate Panama, S.A. In October 2004, in connection with the Financial Program announced by the Company in its Current Report on Form 8-K filed on September 3, 2004 (the “Financial Program”), the amounts owed under this agreement were converted to 1,948,227 shares of Common Stock.

In May 2004, the Company entered into another agreement with The Price Group to sell the real estate and improvements owned by the Company in Santiago, Dominican Republic. The purchase price was to be the fair market value of the property and improvements as determined by an independent appraiser. Under the terms of the agreement, The Price Group made an initial payment of $5.0 million, with the balance to be paid upon closing, and if the closing did not occur for any reason, the initial payment would be returned to The Price Group, plus accrued interest at the rate of 8% per annum. The agreement was subject to several contingencies, including the right of each party to terminate the agreement after receipt of the final appraisal report, and the approval by the Board of the final terms of the agreement. This agreement was to terminate on August 31, 2004. However, on August 30, 2004, this agreement was extended for an additional 90 days, until November 30, 2004. This sale did not proceed, and in October 2004, in connection with the Financial Program, the amounts owed by the Company to The Price Group under this agreement were converted to 648,973 shares of Common Stock and the agreement was terminated.

In August 2004, the Company entered into a $25.0 million bridge loan with The Price Group. This loan accrued interest at 8% per annum. In October 2004, in connection with the Financial Program, The Price Group purchased 3,164,726 shares of Common Stock, funded through the conversion of the $25.0 million bridge loan, together with accrued and unpaid interest.

In November 2004, the Company entered into a short-term loan agreement for $3.0 million for a period of 90 days at a rate of 5% with The Price Group. This short-term loan was repaid in full in January 2005.

In April 2005, the Company entered into a Stock Purchase Agreement with The Price Group, the Sol and Helen Price Trust and the Robert and Allison Price Trust (the “Price Entities”). The agreement called for the Price Entities to transfer their 34% interest in PriceSmart (Guatemala), S.A. to the Company in exchange for a total of 825,000 shares of the Company’s common stock, valued for such purpose at a price of $8.00 per share and having a value at such valuation equal to the amount paid by the Price Entities to the minority shareholders. The Price Entities had previously acquired the 34% interest as a result of the settlement of disputes with the former minority interest shareholders.

Use of Private Plane. From time to time, members of the Company’s management have used a private plane owned in part by PFD Ivanhoe, Inc. to travel to business meetings and to review warehouse club operations in Central America and the Caribbean. The Price Group owns 100% of the stock of PFD Ivanhoe, and Sol Price is an officer of PFD Ivanhoe. The Price Group’s members include Sol Price, Robert E. Price, Murray Galinson and Jack McGrory (and formerly included James F. Cahill). The Company has reimbursed PFD Ivanhoe based on the amounts the passengers would have paid if they had flown a commercial airline if one or more of the passengers is a member of The Price Group (including Robert E. Price). If the passengers are solely Company personnel, then the Company reimburses PFD Ivanhoe for a portion of the fixed management fee and additional expenses PFD Ivanhoe incurred as a result of the hours flown, including direct charges associated with the use of the plane, landing fees, catering and international fees. During fiscal year 2005 the Company paid PFD Ivanhoe $159,000 to cover the costs associated with the Company’s use of the plane.

Put Option Agreement. In December 2003, the Company entered into an agreement with a trust affiliated with Sol Price, giving the Company the right to sell all or a portion of specified real property to the trust at any time on or prior to August 31, 2004 at a price equal to the Company’s net book value for the respective properties and upon other commercially reasonable terms. The specified real property covers both the land and building at nine warehouse club locations. As of August 31, 2004, the net book value of this real property was approximately $54.9 million with approximately $29.9 million of encumbrances (including $5.1 million received as an advance payment for one of these properties). Under the terms of the agreement, the Company would have the option, but not the obligation, to lease back one or more warehouse club buildings at an annual lease rate equal to 9% of the selling price for the building and upon other commercially reasonable terms. On August 30, 2004, this agreement was extended for an additional 90 days. As a result of the Financial Program, the Company did not exercise its rights under this agreement nor to extend it further.

Promissory Note

In April 2000, John Hildebrandt purchased 3,738 shares of Common Stock pursuant to the stock purchase feature of the 1998 Plan and delivered to the Company a promissory note in the amount of $149,987. Mr. Hildebrandt’s note is a recourse note, bearing interest at a rate of 5.85%, with a term of six years. The initial principal amount on Mr. Hildebrandt’s promissory note remains outstanding, and is immediately due and payable upon the termination of Mr. Hildebrandt’s employment for any reason.

Relationships with Edgar A. Zurcher

Edgar A. Zurcher, a director of the Company since November 2000, is a partner in a law firm that the Company utilizes in certain legal matters. The Company incurred legal expenses to this law firm of approximately $313,000 during fiscal year 2005.

Mr. Zurcher also is a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company has recorded approximately $748,000 in rental income for this space during fiscal year 2005. Mr. Zurcher also is a director of Banco Promerica, from which the Company has recorded approximately $266,000 of rental income for fiscal 2005 for space leased to it by the Company. The Company also received approximately $747,000 in incentive fees on a cobranded credit card the Company has with Banco Promerica in fiscal year 2005. In February 2005, the Company received a refund of approximately $374,000 for an accumulated marketing fund related to the co-branded credit card with Banco Promerica. Mr. Zurcher is also Chairman of the Board of Banco Promerica (Costa Rica), which lent $900,000 as part of a $5.9 million syndicated loan to the Company in fiscal 2000, of which $277,000 is outstanding as of August 31, 2004 and due and repaid in October 2004. During fiscal 2001, the Company entered into a $1.9 million short-term credit facility with Banco Promerica (El Salvador), of which the $1.3 million is outstanding as of August 31, 2004.

Relationships with PSC, S.A.

As of October 31, 2005, PSC, S.A. beneficially owned approximately 7.4% of the Company’s outstanding Common Stock. Mr. Zurcher is a director and 9.1% shareholder of PSC, S.A.

In June 2000, PSMT Caribe, Inc., a British Virgin Island corporation and wholly owned subsidiary of the Company (“PSMT Caribe”), and PSMT, S.A. entered into an option agreement, as amended in August 2000 (the “Option”), which gave PSC, S.A. the option to purchase from PSMT Caribe excess real property located in San Pedro Sula, Honduras, Santa Elena, El Salvador, Heredia, Costa Rica, Santo Domingo, Dominican Republic and Zapote, Costa Rica (collectively, the “Properties”). In June 2000, PSC, S.A. exercised the Option and subsequently acquired all of the Properties with the exception of the properties located in Santa Elena and Heredia. In August 2005 the Company and PSC, S.A. entered into an agreement pursuant to which PSC, S.A.: (i) conveyed the Santa Domingo property to the Company and (ii) relinquished all of its rights to acquire the properties located in Santa Elena and Heredia that it obtained pursuant to its exercise of the Option as described above. In exchange, on August 18, 2005 the company issued to PSC, S.A. 138,820 shares of its common stock, valued for such purpose at an aggregate of $1,112,960.

Relationships with Grupo Gigante, S.A. and Angel Losada M.

As of October 30, 2005 Gigante beneficially owned approximately 14.5% of the Company’s outstanding Common Stock. In January 2002, the Company entered into a 50/50 joint venture with Gigante to construct and operate warehouse stores in Mexico. In addition, Angel Losada M., one of the directors of the Company, is currently Chairman of the Board of Directors and Executive President of Gigante. Mr. Losada also owns 13.5% of the Common Stock of Gigante, and together with members of his family, owns an aggregate of 69.4% of the Common Stock of Gigante. In fiscal 2005, Gigante purchased an aggregate of $488,000 of products, fixtures and equipment from PriceSmart Mexico, the 50/50 joint venture subsidiary in Mexico. During the third quarter of fiscal 2002, the Company’s Mexico joint venture began negotiations to lease certain property from Gigante in Mexico City, upon which the joint venture may construct and operate a membership warehouse club. In October 2002, the joint venture entered into a memorandum of intent for the allocation of construction expenses in connection with the proposed lease. In February 2005, Gigante and the Company terminated the warehouse club operations of PriceSmart Mexico.

In January 2002, Gigante purchased 15,000 shares of the Company’s Series A Preferred Stock for an aggregate purchase price of $15,000,000 pursuant to a Series A Preferred Stock and Warrant Purchase Agreement entered into on January 15, 2002 between the Company and Gigante. Gigante also received a warrant to purchase 200,000 shares of the Company’s Common Stock at an exercise price of $37.50 per share, subject to customary anti-dilution adjustments. The warrant expired one year from the date of issuance. On November 23, 2004, the Company issued an aggregate of 1,667,333 shares of the Company’s Common Stock to Gigante in exchange for all of the outstanding shares of the Company’s Series A Preferred Stock held by Gigante as part of the Company’s Financial Program.

GENERAL

Independent Registered Public Accounting Firm

The Audit Committee of the Company’s Board of Directors has selected Ernst & Young LLP to serve as the Company’s independent registered accounting firm for the 2006 fiscal year, subject to the Company and Ernst & Young LLP agreeing on a mutually acceptable engagement letter. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and non-audit fees. The aggregate fees billed to us by Ernst & Young LLP, the Company’s independent auditor, for the indicated services for each of the last two fiscal years were as follows:

	2005	2004
Audit Fees (1)	$1,159,000	$992,000
Audit Related Fees (2)	0	210,000
Tax Fees (3)	9,000	192,000
All Other Fees (4)	53,000	6,000

Total	$1,221,000	$1,400,000

(1)	Audit Fees consist of fees for professional services performed by Ernst & Young LLP for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit Related Fees consist of fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of the Company’s financial statements.

(3)	Tax Fees consist of fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees for other permissible work performed by Ernst & Young LLP that does not meet with the above category descriptions.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Our Audit Committee has established a policy that generally requires that all audit and permissible nonaudit services provided by the Company’s independent auditors will be pre-approved by the Audit Committee. These services may include audit services, audit-related services, tax services and other services. From the time that the recently adopted pre-approval requirements became effective, all permissible non-audit services provided by the Company’s independent auditors have been pre-approved by the Company’s Audit Committee. Our Audit Committee has considered whether the provision of services under the heading “All Other Fees” is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of 10 percent or more of the Company’s Common Stock, or reporting persons, are required to report to the SEC on a timely basis the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of the Common Stock. Based solely on our review of such forms received by the Company and the written representations of the reporting persons, the Company has determined that no reporting persons known to the Company were delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act, other than (a) Mr. Janks did not timely report his exercise of Subscription Rights to purchase shares of

Common Stock at a price of $7.00 per share; (b) Mr. Krause did not timely report his exercise of Subscription Rights to purchase shares of Common Stock at a price of $7.00 per share; (c) Mr. Losada did not timely report an exchange of the Company’s Series A Preferred Stock for Common Stock; and (d) Mr. Zurcher did not timely report an exchange of certain real estate and rights to acquire real estate for Common Stock.

Stockholder Proposals

A proposal to be considered for inclusion in the Company’s proxy statement for the next annual meeting must be received by the Secretary of the Company not later than August 2, 2006 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal submitted after October 25, 2006 will not be considered timely. Holders of proxies which expressly confer discretionary authority may vote for or against an untimely proposal.

Annual Report

The Annual Report of the Company for the fiscal year ended August 31, 2005 will be mailed to stockholders of record on or about December 9, 2005. The Annual Report does not constitute, and should not be considered, a part of this Proxy solicitation material.

If any person who was a beneficial owner of Common Stock of the Company on the record date for the Annual Meeting of Stockholders desires additional information, a copy of the Company’s Annual Report on Form 10-K will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date. Requests should be directed to PriceSmart, Inc., 9740 Scranton Road, San Diego, California 92121, Attention: Secretary.

Other Matters

The Board of Directors does not know of any matter to be presented at the Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN

THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

By Order of the Board of Directors

Robert M. Gans

Secretary

Dated: December 9, 2005

C/O PROXY SERVICES

P.O. BOX 9112

FARMINGDALE, NY 11125

AUTO DATA PROCESSING

INVESTOR COMM SERVICES

ATTENTION:

TEST PRINT

51 MERCEDES WAY

EDGEWOOD, NY 11717

VOTE BY INTERNET - www.Droxvvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card In hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by PriceSmart, o Inc. In mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports ‘ electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, Indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting Instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PriceSmart, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

123,456,789,012,00000

000000000000

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

PRSMA 1KEEP THIS PORTION FORE YOUR RECORDS

DETACH AND RETURN THIS PORTlON ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PRICESMART, INC.

02 0000000000 214958286016

1. ELECTION OF DIRECTORS

For All Withhold All For All Except

To withhold authority to vote for one or more nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Nominees:

01) Murray L. Galinson 02) Katherine L Hensley 03) Leon C. Janks 04) Lawrence B. Krause

05) Jack McGrory 06) Robert E. Price 07) Edgar A. Zurcher

For Against Abstain

2.To approve an amendment to the 2002 Equity Participation Plan of PriceSmart, Inc. increasing the number of shares reserved for issuance from 250,000 to 750,000 shares.

NOTE:The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.

NOTE:Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

AUTO DATA PROCESSING INVESTOR COMM SERVICES ATTENTION: TEST PRINT 51 MERCEDES WAY EDGEWOOD, NY 11717

Signature [PLEASE SIGN WITHIN BOX] Date P22007 Signature (Joint Owners) Date

123,456,789,012 741511E99 19

PRICESMART, INC.

9740 Scranton Road

San Diego, California 92121-1745

The undersigned stockholder of PriceSmart, Inc., a Delaware corporation (the “Company”), hereby appoints Robert M. Gans and John M. Heffner, and each of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Tuesday, January 24, 2006 at 10 a.m. Pacific Time, and any adjournment or postponement thereof, to cast, on behalf of the undersigned, all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

This Proxy is solicited on behalf of the Board of Directors of the Company. The votes entitles to be cast by the undersigned will be cast as instructed on the reverse side. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the proposals listed on the reverse side.

(Continued and to Be Signed on the Reverse Side)